Exhibit 99.1

FOR IMMEDIATE RELEASE	February 3, 2010

Versar Announces Cost Reduction Plan

Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Kabul, Afghanistan
Milton Keynes, UK
Baghdad, Iraq
Abu Dhabi, UAE
Manila, PH

Springfield, VA — February 3, 2010 — Versar, Inc. (NYSE Amex: VSR) today announced  the implementation of a cost reduction plan due to unacceptable operating results in the first half of fiscal year 2010.  The decline of our Iraq business and continued delays in Federal funding and severe budget shortfalls in our state and municipal segments have resulted in lower than expected revenue and profitability.

Management has taken significant steps that it anticipates will reduce the Company’s overall cost structure by over $3.3 million on an annualized basis.  The cost reduction plan will balance the Company’s cost structure with current business volume.  The Company will record a one-time charge of approximately $650,000 in the third quarter of fiscal year 2010, primarily for personnel severance costs and selective office closures.

“The global economic crisis significantly impacted our revenue during the first half of this fiscal year,” said Dr. Ted Prociv, President and CEO of Versar.  “This reduction was difficult because it affects so many of our loyal, talented and hard working employees.  While Versar continues to have several significant pending business opportunities that it is pursuing, we feel that such actions were necessary until the opportunities begin to materialize.  We have fine-tuned the focus of our resources on key strategic priorities.”

The Company will discuss its quarterly results and the restructuring program on its Q2 conference call that is scheduled at 2:00 PM on Tuesday, February 9, 2010.  Versar will release its second quarter 2010 financial results before the market opens that morning.

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, http://www.geomet.com; http://www.viap.com; http://www.dtaps.com; and www.ppsgb.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 26, 2009.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:                                                         Michael J. Abram                                (703) 642-6706
Senior Vice President
Email: mabram@versar.com

Investor Relations Contact:                               Andrew J. Kaplan                                (732) 747-0702
Barry Kaplan Associates
623 River Road
Fair Haven, NJ  07704
Email: smallkap@aol.com